Exhibit 99.1

Qwest Announces Key Leadership Change

•                  Teresa Taylor named Chief Operating Officer

•                  Will Oversee All Sales Organizations, Network, Marketing, Product and  IT

DENVER, Aug. 31, 2009 — Qwest Communications (NYSE: Q) and its board of directors announced today that Teresa A. Taylor has been named chief operating officer. Taylor replaces Thomas E. Richards, who has served as the company’s chief operating officer since July 2008 and is leaving the company to become president and chief operating officer of CDW Corporation.

“Teresa is an experienced telecommunications veteran and a proven leader here at Qwest,” said Edward A. Mueller, chairman and CEO of Qwest. “She has led our Business Markets, Wholesale and Product groups with great success and also served as our chief administrative officer in which, among other things, she led two negotiations with the Communications Workers of America and the IBEW. Teresa is well-equipped to step into the COO position and allow us to continue our intense focus on the daily operations of the company and our goal of perfecting the customer experience.

“I want to thank Tom for all of his work and wish him the best as he returns to Chicago. I am confident that with the seasoned operations team we have built here at Qwest, the transition to Teresa as our COO will be seamless.”

Taylor will report to Mueller. Rich Baer, general counsel and chief administrative officer, Stephanie Comfort, chief strategy officer, and Joe Euteneuer, chief financial officer, also will continue to report to Mueller.

“I am honored and excited to assume this new role,” Taylor said. “I look forward to working with such an experienced executive team as we continue to execute on our current plan and drive the company’s strategies for growth.”

Taylor, 45, served as executive vice president of Business Markets Group (BMG) since August 2008. In that role, she had full P&L responsibility and oversaw the sales, marketing and delivery of voice and data communications services to business and government customers. Taylor also served as Qwest’s executive vice president and chief administrative office from 2004 to 2008. In addition, she also led the company’s Wholesale business unit as its executive vice president from 2003 to 2004 and, from 2000 to 2003, was executive vice president of Qwest’s Products and Pricing group. Taylor also has held a number of leadership positions with US WEST from 1988-2000 prior to its merger with Qwest in 2000.

Taylor is active in community affairs and currently serves on the board of directors for both the Colorado Symphony Orchestra and the Colorado Children’s Campaign. In January 2008, Colorado Gov. Bill Ritter appointed her co-chair of the state’s Jobs Cabinet. Taylor holds a bachelor of science degree from the University of Wisconsin-La Crosse.

Qwest also announced today that Christopher Ancell, 47, previously vice president of sales for BMG, has been promoted to executive vice president of BMG, replacing Taylor. “Chris has done an outstanding job in driving sales for our western region and has a great deal of knowledge and experience in BMG,” Taylor said. “I look forward to working with him in his new role and am confident in his ability to continue BMG’s strong performance.”

Also reporting to Taylor will be Dan Yost,  executive vice president of the Mass Markets Organization; Roland Thornton, executive vice president of Wholesale Markets; Neil Cox, executive vice president of Product/IT; and Bob Tregemba, executive vice president of Network.

About Qwest

Customers coast-to-coast turn to Qwest’s industry-leading national fiber-optic network and world-class customer service to meet their communications and entertainment needs. For residential customers, Qwest offers a new generation of fiber-optic Internet service, high-speed Internet solutions, as well as digital home phone, wireless service available through Verizon Wireless and DIRECTV® services.  Qwest is also the choice of 95 percent of Fortune 500 companies, offering a full suite of network, data and voice services for small businesses, large businesses, government agencies and wholesale customers. Additionally, Qwest participates in Networx, the largest communications services contract in the world, and is recognized as a leader in the network services market by a leading technology industry analyst firm.

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The marks that comprise the Qwest logo are registered trademarks of Qwest Communications International Inc. in the U.S. and certain other countries.

Contact Information:

Media Contact
Nicholas Sweers
303-992-2085

nicholas.sweers@qwest.com

Investor Contact
Kurt Fawkes
303-992-0029
kurt.fawkes@qwest.com

Attachment for biography

Teresa A. Taylor, 45, most recently was executive vice president of Business Markets Group (BMG) for Qwest, a position she held since 2008. Prior to that role, she was the company’s executive vice president and chief administrative officer and served in that role from 2004-2008. From 2003-2004, Taylor was executive vice president of Qwest’s Wholesale Markets business unit and from 2000-2003, she was executive vice president of the company’s Product and Pricing organization. She joined US West in 1988 and held numerous positions in sales, marketing and product prior to the US West-Qwest merger in 2000. Before 1988, she worked for two start-up companies in both the telecommunications and information service industries. She holds various board positions in the Denver area, including the Colorado Symphony Orchestra and the Colorado Children’s Campaign, and was named by Gov. Bill Ritter to the Colorado State Job Cabinet as co-chair in 2008. Taylor holds a bachelor of science degree from the University of Wisconsin-La Crosse, and she and her husband and two sons live in Golden, Colo.

Christopher K. Ancell, 47, most recently was vice president of sales, western region, for Qwest’s Business Markets Group (BMG), a position he held since 2004. Prior to that role, he served as vice president of sales support for BMG from 2002-2004, where he was responsible for a national team of sales engineers, service managers, project managers, post-sale account managers and a specialized product sales group. Ancell joined Qwest in 2000 as a vice president in the product organization and later became vice president of hosting sales. Prior to joining Qwest, Ancell was vice president of professional services at Service Metrics, Inc., an Exodus Communications Company, from 1999-2000. He also has held management positions at PricewaterhouseCoopers and with Oracle’s Telecommunications Consulting Practice. Ancell holds a bachelor of science degree in Economics from the University of Denver, and he resides in the Denver area.